Exhibit (a)(1)(N)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated November 19, 2010, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by the Depositary (as defined below), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Isilon Systems, Inc.

at

$33.85 Net Per Share

by

Electron Merger Corporation

a wholly owned subsidiary of

EMC Corporation

Electron Merger Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of EMC Corporation, a Massachusetts corporation (“EMC”), is offering to purchase all outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Isilon Systems, Inc., a Delaware corporation (“Isilon”), at a purchase price of $33.85 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 19, 2010 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to BNY Mellon Shareowner Services (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the merger described below.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 17, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned on there being validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery) in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by EMC or Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis (which means the number of Shares outstanding, together with all Shares which Isilon would be required to issue pursuant to any then outstanding warrants, options, restricted stock units and securities convertible or exchangeable into Shares but only to the extent then so exercisable, convertible or exchangeable, or to the extent exercisable, convertible or exchangeable as a result of the consummation of the Offer), which is referred to as the “Minimum Condition.” The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, the expiration of any applicable waiting period or periods (and any extension thereof) applicable to the transactions contemplated by the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Antitrust Condition”). See Section 14—“Conditions of the Offer” of the Offer to Purchase. There is no financing condition to the Offer.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 14, 2010 (the “Merger Agreement”), by and among EMC, Purchaser and Isilon under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, including, if required, a vote of Isilon’s stockholders, Purchaser will be merged with and into Isilon, with Isilon surviving the merger as a wholly owned subsidiary of EMC (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares owned by EMC, Purchaser or their subsidiaries, or Shares owned by Isilon, its subsidiaries or by its stockholders who perfect and demand appraisal rights under Delaware law) will be converted into the right to receive $33.85 per Share in cash, or any different price per Share paid in the Offer, payable to the holder thereof without interest but subject to any applicable tax withholding. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase—”Background of the Offer; The Merger Agreement; Contacts with Isilon.”

The board of directors of Isilon unanimously (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of Isilon and its stockholders and (iii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The board of directors of Isilon unanimously recommends that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

If by 12:00 Midnight, New York City time, on Friday, December 17, 2010 (or any later time to which Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open), any condition to the Offer is not satisfied or waived, subject to the terms of the Merger Agreement, Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary. The Merger Agreement provides that Purchaser shall (i) in the event that any of the Antitrust Condition or certain other conditions as they relate to the Antitrust Condition is not satisfied or waived (if permitted under the Merger Agreement) as of the scheduled expiration of the Offer, extend the Offer for successive extension periods of between one and 20 business days each in order to permit the satisfaction of the Antitrust Condition or other conditions; and (ii) extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or The NASDAQ Stock Market, which is applicable to the Offer. Any extension of the Offer will be followed by a public announcement of such extension by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

After the expiration of the Offer, Purchaser may, but is not obligated to, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) Purchaser accepts and promptly pays for all Shares validly tendered during the Offer, (iii) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the expiration of the Offer and immediately begins the Subsequent Offering Period and (iv) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In addition, Purchaser may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is included.

If Purchaser elects to include or extend a Subsequent Offering Period, Purchaser will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the expiration of the Offer.

In order to tender Shares in the Offer, you must either (i) complete and sign the Letter of Transmittal included with the copy of the Offer to Purchase in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver (or with respect to Eligible Institutions (as defined in the Letter of Transmittal), fax) the Letter of Transmittal and any other required documents to the Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your Shares. If you desire to tender Shares, and certificates evidencing your Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares, and thereby purchased Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares in the Depositary’s account at The Depositary Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 17, 2011, unless such Shares have been accepted for payment as provided in the Offer. If the Antitrust Condition has not been satisfied prior to the expiration of the Offer, and the Antitrust Condition continues not to be satisfied following January 17, 2011, tendering stockholders may also withdraw their Shares. For a withdrawal of Shares to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If you tender Shares by giving instructions to a broker or other nominee, you must instruct the broker or other nominee to arrange for the withdrawal of your Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of EMC, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below and will be furnished promptly at Purchaser’s expense. Neither EMC nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

To ensure compliance with Treasury Department regulations, we advise you that, unless otherwise expressly indicated, any federal tax advice contained in this announcement was not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any tax-related matters addressed herein.

The Information Agent for the Offer is:

[Morrow & Co., LLC logo]

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Stockholders Call Toll Free: (800) 607-0088

E-mail: Isilon@morrowco.com

November 19, 2010